Exhibit 16.1

MONTGOMERY COSCIA GREILICH LLP

972.748.0300 p

972.748.0700 f

INDEPENDENT AUDITORS’ REPORT

June 5, 2019

Securities and Exchange Commission 100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Fuse Medical, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated June 5, 2019 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Montgomery Coscia Greilich, LLP

MONTGOMERY COSCIA GREILICH, LLP

Plano, Texas

June 5, 2019